Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 17, 2013, between Palomar Medical Technologies, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company, as Rights Agent (the “Rights Agent”). Each capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Amended and Restated Rights Agreement, dated as of October 28, 2008, between the parties hereto (the “Rights Agreement”).

RECITALS

WHEREAS, the Company, Cynosure, Inc., a Delaware corporation (“Cynosure”), and Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure (the “Merger Subsidiary”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company shall be merged with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure (the “Merger”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Cynosure’s willingness to enter into the Merger Agreement, the stockholders of the Company listed on Schedule A to the Merger Agreement have agreed to enter into Stockholder Agreements, dated as of the date of the Merger Agreement, pursuant to which such stockholders have, among other things, agreed to give Cynosure a proxy to vote in favor of the Company Voting Proposal (as such term is defined in the Merger Agreement) all of the shares of voting capital stock of the Company that such stockholders own;

WHEREAS, Section 26 of the Rights Agreement provides that, at any time prior to the Distribution Date and subject to the last sentence of such Section 26 (which last sentence is inapplicable to this Amendment), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the time during which the Rights may be redeemed pursuant to Section 24 of the Rights Agreement or any provision of the Certificate of Designation) without the approval of any holder of the Rights; and

WHEREAS, the Board of Directors of the Company has resolved to amend the Rights Agreement on the terms set forth herein;

AGREEMENT

NOW THEREFORE, the parties hereto, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“In addition, notwithstanding anything in this Rights Agreement to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, shall be (or shall be deemed to be) an “Acquiring Person” solely by reason of the occurrence of any Permitted Act.”

(b) The definition of “Beneficial Owner” in Section 1 of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this definition of Beneficial Owner to the contrary, neither Cynosure nor the Merger Subsidiary, or any of their respective Affiliates or Associates, individually or collectively, (i) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock solely as a result of the occurrence of any Permitted Act, or (ii) shall be (or shall be deemed to be) the “Beneficial Owner” or shall (or shall be deemed to) “beneficially own” any shares of Common Stock subject to the Stockholder Agreements solely by reason of the occurrence of any Permitted Act.”

(c) Section 1 of the Rights Agreement is hereby amended by adding thereto the following definitions in the appropriate alphabetical places:

“Cynosure” shall mean Cynosure, Inc., a Delaware corporation.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger” shall mean the merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Cynosure, all pursuant to the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger to be dated on or about March 17, 2013 by and among the Company, Cynosure and the Merger Subsidiary, providing for, among other things, the Merger.

“Merger Subsidiary” shall mean Commander Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cynosure.

“Permitted Act” shall mean any or all (or any combination) of (a) the approval, adoption, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of the Merger Agreement, (b) the approval, execution or delivery or (if approved in advance by the Board of Directors of the Company) amendment, modification or waiver of any Stockholder Agreement, and/or (c) the approval, performance, or (prior to any termination of the Merger Agreement) consummation of the Merger, and/or any other transaction contemplated by the Merger Agreement or any Stockholder Agreement (including, without limitation, the grant or delivery of any irrevocable proxy or the voting of any shares of Common Stock, and any agreement concerning the acquisition, sale or transfer of any shares of Common Stock, in each case in accordance with the terms of the Stockholder Agreements).

“Stockholder Agreements” shall mean, collectively, each of the Company Stockholder Agreements, to be dated on or about March 17, 2013, between Cynosure and the stockholders named on Schedule A to the Merger Agreement, entered into and delivered in connection with the Merger Agreement.”

(d) Section 3(b) of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the occurrence of any Permitted Act.”

(e) Section 11 of the Rights Agreement is hereby amended to add as a new Section 11(d) the following:

“(d) Notwithstanding anything in this Rights Agreement to the contrary, no Business Combination shall occur or be deemed to have occurred solely as a result of the occurrence of any Permitted Act, and the occurrence of any Permitted Act shall not cause any adjustment to the Rights or the stock, securities, or other property for which Rights are exercisable, and shall not cause the Rights to become exercisable, pursuant to or in accordance with any provision of this Rights Agreement, including, without limitation, any provision of this Section 11. In addition, notwithstanding anything in this Rights Agreement to the contrary, at and after the Effective Time, all of the provisions of this Section 11 and Section 12 relating to adjustments of the Rights or the stock, securities, or other property for which Rights are exercisable shall cease to be applicable and shall become null and void and of no further force and effect.”

(f) Section 24 of the Rights Agreement is hereby amended to add as a new Section 24(c) the following:

“(c) Notwithstanding anything in this Rights Agreement to the contrary, (i) no Redemption Date shall occur or be deemed to have occurred as a result of the occurrence of any Permitted Act and (ii) effective as of the Effective Time, Rights outstanding as of the Effective Time shall automatically cease to be outstanding and cease to represent rights to purchase Preferred Shares and shall automatically be converted, along with the Common Shares with which they are associated, into only the right to receive Merger Consideration, as defined in, in accordance with, and to the extent provided in, the Merger Agreement.”

(g) Section 28(a) of the Rights Agreement is hereby amended by deleting Section 28(a) thereof in its entirety and replacing it with the following new Section 28(a):

“Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares); provided, however, that the provisions providing exceptions for, or otherwise relating to, any Permitted Act, are also for the benefit of, and may be enforced by, any of Cynosure, the Merger Subsidiary or any of their Affiliates or Associates.”

2. Effective Time. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the subsequent execution and delivery of the Merger Agreement by the parties thereto.

3. Interpretation. The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.

5. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such state applicable to contracts to be made and performed entirely within such state.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

7. Direction to Rights Agent. Pursuant to Section 26 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Joseph P. Caruso
Name:	Joseph P. Caruso
Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Rights Plan]